Exhibit 10.16

INVESTOR’S RIGHTS AGREEMENT

by and between

TRULITE, INC.,

TRULITE ENERGY PARTNERS, L.P.

and

THE PRINCIPAL STOCKHOLDERS NAMED HEREIN

July 28, 2004

TABLE OF CONTENTS

Page

ARTICLE I GENERAL PROVISIONS	4
1.1 DEFINITIONS	4
1.2 INTERPRETATION	5
ARTICLE II REGISTRATION; RESTRICTIONS ON TRANSFER	6
2.1 RESTRICTIONS ON TRANSFER	6
2.2 DEMAND REGISTRATION	6
2.3 PIGGYBACK REGISTRATIONS	8
2.4 FORM S-3 REGISTRATION	9
2.5 OBLIGATIONS OF THE COMPANY	9
2.6 INFORMATION BY HOLDER	10
2.7 EXPENSES OF REGISTRATION	11
2.8 INDEMNIFICATION	11
2.9 RULE 144 REPORTING	13
2.10 ASSIGNMENT OF REGISTRATION RIGHTS	13
2.11 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS	13
2.12 MARKET STANDOFF AGREEMENT	14
2.13 TERMINATION OF REGISTRATION RIGHTS	14
ARTICLE III COVENANTS OF THE COMPANY	14
3.1 DELIVERY OF FINANCIAL STATEMENTS	14
3.2 ANNUAL BUDGETS	15
3.3 INSPECTION RIGHTS	16
3.4 PREEMPTIVE RIGHTS	16
3.5 CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT	17
3.6 PUBLIC DISCLOSURES	17
3.7 AFFIRMATIVE COVENANTS	17
3.8 NOTIFICATION OF CERTAIN MATTERS	18
3.9 SALE OF THE COMPANY	18
ARTICLE IV GOVERNANCE OF THE COMPANY	18
4.1 VOTING RIGHTS	18
4.2 BOARD REPRESENTATION	18
4.3 COMMITTEES	19
4.4 ACTIONS REQUIRING APPROVAL OF THE SERIES A PREFERRED STOCK HOLDERS	20
4.5 OTHER ACTIONS	21
ARTICLE V TERMINATION AND ASSIGNMENT OF COVENANTS	21
5.1 TERMINATION	21
5.2 ASSIGNMENT OF RIGHTS	21
ARTICLE VI MISCELLANEOUS	21
6.1 SUCCESSORS AND ASSIGNS	21
6.2 GOVERNING LAW	21
6.3 Counterparts	21
6.4 NOTICES	21
6.5 ATTORNEY'S FEES	22
6.6 ENTIRE AGREEMENT	22
6.7 ADDITIONAL ACTIONS AND DOCUMENTS	22
6.8 AMENDMENT AND WAIVER	22
6.9 DELAYS OR OMISSIONS	22
6.10 SEVERABILITY	22
6.11 ADDITIONAL INVESTORS	23

LIST OF APPENDICES

APPENDIX A Notice Addresses

INVESTOR’S RIGHTS AGREEMENT

THIS INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) is entered into as of the ____ day of ___________ 2004, by Trulite, Inc., a Delaware corporation (the “Company”), and Trulite Energy Partners, L.P. in its capacity as the purchaser (the “Investor”) of the Company’s Series A 8% Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and Kevin Shurtleff and Andrew J. Nielson, who collectively beneficially own 100% of the common stock of the Company issued and outstanding on the date hereof (the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, on the date hereof, Investor desires to purchase Series A Preferred Stock from the Company pursuant to a Purchase Agreement dated July ____, 2004 by and between the Company, Investor and the principal stockholders of the Company set forth in Appendix A (the “Purchase Agreement”);

WHEREAS, the Company desires to set forth certain registration, corporate governance, information and other rights of Investor; and

WHEREAS, terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Purchase Agreement, the parties hereto agree as follows:

GENERAL PROVISIONS

Definitions. Capitalized terms used in this Agreement and not defined in the text hereof shall have the meanings set forth below:

“Aggregate Registrable Securities” means, as of any particular date, the sum of (i) the number of shares of Common Stock issued and outstanding on such date that are Registrable Securities and (ii) the number of shares of Common Stock issuable pursuant to exercisable or convertible securities that are Registrable Securities (but excluding those shares issuable pursuant to any security that cannot be exercised for or converted into Common Stock as of such date).

“Annual Budget” shall mean, as of any particular date, the annual budget of the Company that has been approved in the manner described or provided for in Section 3.2(a) or (b) and is then in effect, including any amendments to any such budget approved in the manner specified in Section 3.2(c).

“Common Stock” means shares of common stock issued by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Fully-diluted Basis” means the computation of outstanding shares of Common Stock after giving effect to (i) the exercise of all outstanding options and warrants, (ii) the conversion or exchange of all convertible securities (including the Series A Preferred Stock) or exchangeable securities, and (iii) the issuance of all shares of Common Stock pursuant to any other subscriptions, rights, contracts, commitments or other arrangements of any character.

“Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act.

“Investor” has the meaning set forth in the introduction of this Agreement.

“Principal Stockholders” has the meaning set forth in the introduction of this Agreement.

“Purchase Agreement” has the meaning set forth in the introduction of this Agreement.

“Qualified IPO” means the Company’s closing of an Initial Offering in which the aggregate gross proceeds to the Company equal at least $40 million and that results in a market capitalization (calculated by the managing underwriter or underwriters for such offering) of at least $150 million.

“Register,”“Registered,” and “Registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, the Series A Preferred Stock or Common Stock referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold or transferred by a Holder in a transaction in which its rights under Article II are not assigned; provided, however, that “Registrable Securities” shall also be deemed, solely for the limited purposes of Sections 2.3, 2.8, 2.10 and 2.12, to refer to those securities specified in 2.3(a).

“Registration Expenses” means all expenses, except Selling Expenses, incurred by the Company in complying with Sections 2.2, 2.3, 2.4 or 2.5 including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, accounting fees (including the expense of any special audits incident to or required by any such registration) and the reasonable fees and disbursements of one counsel for all Holders.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

“Selling Stockholder” means any Holder who sells Registrable Securities under any section of Article II or any Principal Stockholder who sells Common Stock under Section 2.3.

Interpretation.

Unless the context otherwise requires, (i) all references to Sections, Articles or Appendices are to Sections, Articles or Appendices of or to this Agreement, (ii) the term “including” means including without limitation and (iii) all references to any particular statute shall be deemed to refer to such statute as amended through the date hereof or to any successor statute.

No provision of this Agreement will be interpreted in favor of or against any of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties hereto may require.

REGISTRATION; RESTRICTIONS ON TRANSFER

Restrictions on Transfer.

In order to ensure compliance with the provisions of the Securities Act, each Holder agrees not to make any disposition of all or any portion of the Registrable Securities held by it unless and until:

There is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(a) The transferee has agreed in writing to be bound by the terms of this Section 2.1, (B) such Holder shall have notified the Company that it proposes to dispose of such securities in a transaction that does not require registration of such securities under the Securities Act, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

Notwithstanding the provisions of paragraphs (a)(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer made pursuant to Rule 144 or by a Holder that is (A) a partnership to its partners, (B) a corporation to its stockholders or to any of such corporation’s affiliates, (C) a limited liability company to its members or to any of such company’s affiliates or (D) an individual Holder to the Holder’s family members or a trust for the benefit of the Holder or his family members; provided, however, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement or the Purchase Agreement) be stamped or otherwise imprinted with a legend substantially similar to the legend set forth in the Purchase Agreement (in addition to any legend required under applicable state securities laws).

Demand Registration.

Subject to the conditions of this Section 2.2, if the Company shall receive at any time after the earlier of (i) three years from the date hereof or (ii) 180 days after the effective date of the Initial Offering, a written request from the Holders of at least a majority of the Aggregate Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least 20% of the Aggregate Registrable Securities (or any lesser percentage if the reasonably anticipated aggregate offering price to the public would exceed $2,000,000), then the Company shall, within 20 days of the receipt thereof, give written notice of such request to all Holders, and, subject to the terms, conditions and limitations of this Article II, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Section 2.2(a).

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed in writing by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the reasonable approval of the Company. The Company shall be entitled to include in any registration pursuant to this Section 2.2 or Section 2.4, for sale in accordance with the method of distribution specified by the Initiating Holders, Common Stock to be sold by the Company for its account, subject to the limits specified in paragraph (c) below.

Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the managing underwriter or underwriters advise the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the definitive number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless any other securities proposed to be sold in the offering by the Company are first entirely excluded from the underwriting and registration. Any securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

The Company shall not be required to effect a registration pursuant to this Section 2.2:

after the Company has effected two registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

if within five business days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make its Initial Offering within 60 days;

during the period starting with the date of the filing of, and ending on a date 120 days following the effective date of, a Company-initiated registration subject to Section 2.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.4 hereof.

Piggyback Registrations.

If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in an employee benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder and Principal Stockholder written notice of such registration. Subject to the terms and conditions of this Section 2.3, each Holder shall be entitled to include in any registration pursuant to this Section 2.3, for sale for such Holder’s account in accordance with the method of disposition specified by the Company, all Registrable Securities owned by it, and each Principal Stockholder shall be entitled to include in any such registration, for sale for such stockholder’s account in accordance with such method of disposition, all shares of outstanding Common Stock owned by him (which, solely for purposes of Sections 2.3, 2.8, 2.10 and 2.12, shall be deemed to be Registrable Securities). Upon the written request of any Holder or Principal Stockholder given within 20 days after mailing of such notice by the Company in accordance with Section 6.4, the Company shall, subject to the terms, conditions and limitations of this Article II, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder or Principal Stockholder has requested to be registered.

In connection with any offering involving an underwriting of Common Stock, the Company shall not be required under this Section 2.3 to include any of the securities of the Holders or Principal Stockholders in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and, if requested, enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Notwithstanding any other provision of the Agreement, if the managing underwriter or underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the definitive number of shares that may be included in the underwriting shall be allocated, first, to the Company, second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders, third, to any Principal Stockholders on a pro rata basis and fourth, to any other stockholders of the Company (other than a Holder or Principal Stockholder) on a pro rata basis. If any Holder or Principal Stockholder disapproves of the terms of any such underwriting, such Holder or Principal Stockholder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder or Principal Stockholder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.7 hereof.

Form S-3 Registration. In case the Company shall receive from one or more Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

promptly give written notice of the proposed registration to all other Holders; and

use its best efforts to effect, as soon as practicable, such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration or qualification pursuant to this Section 2.4:

if Form S-3 is not available for such offering by the Holder or Holders;

if the anticipated aggregate offering price to the public (net of any underwriters’ discounts or commissions) is less than $1,000,000;

during the period starting with the date of the filing of, and ending on a date 120 days following the effective date of, a Company-initiated registration subject to Section 2.3 above, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

if the Company has, within the 12-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.4.

Subject to the foregoing, the Company shall file a registration statement on Form S-3 covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as requests for registration effected pursuant to Section 2.2 or 2.3, respectively.

Obligations of the Company. Whenever required under this Article II to effect any registration, the Company shall, as expeditiously as reasonably possible:

prepare and file with the SEC a registration statement and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of 120 days or, if earlier, until the distribution contemplated in such registration statement has been completed;

prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

furnish to the Selling Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of securities owned by them;

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Selling Stockholders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

before filing the registration statement or any amendments or supplements thereto, furnish the Selling Stockholders with copies of all documents proposed to be filed, and afford counsel to the Selling Stockholders a reasonable opportunity to review and comment upon such documents;

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including representations, warranties and indemnitees of the Company for the benefit of the underwriters and the Selling Stockholders), with the underwriter or underwriters of such offering;

cause the securities covered by such registration statement to be listed on each securities exchange or over-the-counter market on which the Company’s securities of the same class and series are then listed, or, if no such securities are then listed, the securities exchange or over-the-counter market as the Company and the Holders of a majority of the Registrable Securities may mutually agree;

notify each Selling Stockholder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

use its best efforts to furnish to the underwriters, on the date that securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering.

Information by Holder. Any Selling Stockholder holding securities included in any registration effected under this Article II shall promptly furnish to the Company such information regarding itself, the securities to be sold by it, and the intended method of disposition of such securities as shall be required to effect the registration of such stockholder’s securities.

Expenses of Registration. All Registration Expenses incurred in connection with any and all with registrations pursuant to Sections 2.2, 2.3, and 2.4 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of Selling Stockholders shall be borne by such stockholders pro rata on the basis of the number of securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Initiating Holders, unless the withdrawal is based upon material adverse developments concerning the Company or material adverse changes in general economic market conditions, in which case such registration proceeding shall not be counted as a demand registration under Section 2.2.

Indemnification. In the event any Registrable Securities are included in a registration statement under this Article II:

The Company will indemnify and hold harmless each Selling Stockholder, the officers, directors, managers, stockholders, partners and members of each Selling Stockholder (as applicable), legal counsel and accountants for each Selling Stockholder, any underwriter (as defined in the Securities Act) for such stockholder and each person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys’ fees), joint or several, to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities, (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or deemed to be contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse any person entitled to be indemnified pursuant to this Section 2.8(a) for any legal or other expenses incurred by such person, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company’s obligations under this Section 2.8(a) shall not apply to (A) any person who participates as an underwriter in the offering or sale of Registrable Securities or any other person if any, who controls such underwriter within the meaning of the Securities Act, with respect to any prospectus, as amended or supplemented as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling person results from the fact that such underwriter sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (including any documents incorporated by reference therein), if the Company has previously furnished copies thereof to such underwriter and such final prospectus, as then amended or supplemented, is free of any statements or omissions constituting a Violation, or (B) any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any person entitled to be indemnified pursuant to this Section 2.8(a).

Each Selling Stockholder will, if Registrable Securities held by such stockholder are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any of the foregoing within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys’ fees), joint or several, to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such stockholder expressly for use in connection with such registration; and each such stockholder will reimburse any person entitled to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses incurred by such person, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the liability of each Selling Stockholder under this Section 2.8(b) shall be limited to an amount equal to the proceeds of the offering received by such stockholder, unless such liability arises out of or is based on a willful omission or misconduct by such stockholder.

Each party entitled to indemnification under this Section 2.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, and, to the extent an Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party or parties represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.8 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except upon the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect to such claim or litigation.

If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, omission or other violation; provided, however, that in no event shall any contribution by a Selling Stockholder hereunder exceed the net proceeds from the offering received by such stockholder.

The obligations of the Company and Selling Stockholders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article II, and the termination of this Agreement.

Rule 144 Reporting. The Company agrees that it shall, at all times after the effective date of the Initial Offering:

make and keep public information available, as those terms are understood and defined in Rule 144;

file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

Assignment of Registration Rights. Each Holder or Principal Stockholder may assign its rights to cause the Company to register Registrable Securities pursuant to this Article II to a transferee or assignee in connection with any transfer of Series A Preferred Stock or Registrable Securities, provided that (i) such transfer is made in accordance with any applicable restrictions on the transfer of such securities set forth in Section 2.1 or in any agreement or instrument setting forth any other transfer restrictions applicable to such securities, (ii) such transfer is made to another Holder, to an affiliate of the transferor or to any other transferee or assignee who holds, immediately after such assignment or transfer, at least 20% of the Series A Preferred Stock or Registrable Securities held by the transferor immediately prior to such assignment or transfer, (iii) such transfer is of at least 100,000 shares of Series A Preferred Stock or Registrable Securities, (iv) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and (v) such writing, along with the transferee’s name and address, is furnished to the Company.

Limitations on Subsequent Registration Rights. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that are superior to those of the Holders granted hereunder unless such rights are approved by Holders holding not less than a majority of the Aggregate Registrable Securities hereunder, which approval shall not be unreasonably withheld or delayed.

Market Standoff Agreement. Each Holder and Principal Stockholder agrees not to sell or otherwise transfer or dispose of any shares of capital stock of the Company beneficially owned by such Holder or Principal Stockholder for the period specified by the representative of the underwriters of any underwritten public offering of shares of capital stock of the Company, provided that (i) such period does not exceed the 180-day period following the effective date of the registration statement of the Company filed under the Securities Act, (ii) this Section 2.12 shall only apply to the first registration statement of the Company that includes securities to be sold on its behalf to the public in any underwritten offering; and (iii) all officers and directors of the Company and holders of at least one percent of the Company’s voting securities are bound by and have entered into similar agreements.

The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of capital stock of the Company subject to the foregoing restriction until the end of such 180-day period.

Termination of Registration Rights. No Holder or Principal Stockholder shall be entitled to exercise any right provided for in this Article II after five years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

COVENANTS OF THE COMPANY

Delivery of Financial Statements. The Company so long as Investor owns at least 100,000 shares of Preferred Stock, shall deliver to Investor:

as soon as practicable after the end of each fiscal year of the Company, but in no event more than 120 days thereafter, a balance sheet and the related statement of profit and loss and statement of cash flows of the Company as of and for such fiscal year, such annual financial reports to be prepared in accordance with generally accepted accounting principles (“GAAP”), audited and certified by independent public accountants selected by the Company’s Board of Directors (“Board of Directors”), and accompanied by a copy of such accountants’ annual management letter to the Board of Directors;

as soon as practicable after the end of each of the four quarters of each fiscal year of the Company, but in no event more than 30 days thereafter, an unaudited balance sheet and the related statement of profit and loss and statement of cash flows for and as of the end of such fiscal quarter, together with a narrative report prepared by the Company’s Chief Financial Officer that sets forth (i) a discussion of significant or material events and developments regarding the Company that occurred during the quarter just ended, (ii) a status report on operations, material contracts, contract negotiations and sales initiatives, (iii) a discussion of the financial information set forth in the financial statements, (iv) a discussion of the impact of such events, developments and financial results on the Company, its projections and other business plans and goals, (v) a discussion of any other matters that may reasonably be anticipated to have a material effect on the Company’s business, operations, plans or prospects, and (vi) such other matters as may, from time to time, be required by the Board of Directors, all of which shall be in a form reasonably satisfactory to Investor;

within 30 days of the end of each month, an unaudited statement of profit and loss for such month, in reasonable detail;

with respect to the financial statements called for in subsections (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer of the Company certifying that (i) such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to normal year-end audit adjustments, (ii) since the date of the last balance sheet furnished to Investor, there has been no event, occurrence or condition that has resulted in, or with the lapse of time, will result in, a material adverse effect on the condition (financial or otherwise), assets, operations, earnings, prospects, business (as such business is presently conducted and as it is proposed to be conducted) or properties of the Company (a “Material Adverse Effect”) and (iii) the Company is not in default under any of its debt agreements or instruments or under any other material agreements (which certification, in the event of any such Material Adverse Effect or any such default, shall specify the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto);

promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent public accountants (and not otherwise contained in other materials provided hereunder);

promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any debt agreement or instrument or under any other material agreement to which the Company is a party or is bound, or of any event, occurrence or condition that has resulted in, or with the lapse of time, will result in a Material Adverse Effect, an instrument executed by an officer of the Company specifying the nature and period of existence thereof and what actions the Company have taken and propose to take with respect thereto; and

such other information relating to the financial condition, business, operations, earnings, prospects or corporate affairs of the Company as Investor may from time to time reasonably request, including budget reconciliations and tax returns.

Annual Budgets. The Company’s Annual Budget for the balance of 2004 shall be the budget approved by the Board of Directors and Investor no later than September 1, 2004.

For 2005 and each year thereafter, the Chief Financial Officer of the Company shall prepare and submit to the Board of Directors, at least 30 days prior to the end of each preceding year, (i) a detailed operating and capital expenditure budget for the applicable year, including projections, in reasonable detail, of the Company’s expected cash receipts, expenditures, reserves, distributions, borrowings, payments of principal and interest on borrowings, acquisitions of capital assets, and estimated consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow on a monthly and quarterly basis and (ii) a narrative explanation, prepared by management of the Company, of the items contained therein, all in form and substance reasonably acceptable to the Board of Directors. Each such proposed annual budget must be submitted to and approved by (i) the Board of Directors and (ii) the holders of at least a majority of the outstanding shares of Series A Preferred Stock in accordance with Section 4.4, whereupon it shall become the Annual Budget for such period.

The Company shall be operated in accordance with each Annual Budget, as such Annual Budget may be amended from time to time by (i) the Board of Directors and (ii) the holders of at least a majority of the outstanding shares of Series A Preferred Stock in accordance with Section 4.4.

Inspection Rights. The Company shall permit Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s financial condition, business, operations, earnings, prospects or corporate affairs with its officers, all at such reasonable times during normal working hours as may be requested by Investor in order to monitor its investment in the Company and for all other legitimate purposes.

Preemptive Rights. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of the Shares to Investor in accordance with the following provisions:

The Company shall deliver a notice in accordance with Section 6.4 (“Notice”) to Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of Shares to be offered, and (iii) the price and terms upon which it proposes to offer the Shares.

By written notification received by the Company, within 15 calendar days after receipt of the Notice, Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of all securities convertible into or exchangeable or exercisable for Common Stock (including the Series A Preferred Stock) then held by Investor, bears to the total number of Shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible, exchangeable and exercisable securities).

Following application of the foregoing procedures, the Company may offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of the Shares within 120 days after completion of the offering process described in paragraphs (a) and (b), the rights provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

The preemptive rights in this Section 3.5 shall not be applicable to (i) the issuance of securities pursuant to the Purchase Agreement, (ii) the issuance of securities pursuant to a Qualified IPO, (iii) the issuance of securities pursuant to the conversion, exchange or exercise of convertible, exchangeable or exercisable securities (including the Series A Preferred Stock) including by reason of any anti-dilution adjustment, (iv) the issuance of securities in connection with a bona fide acquisition by the Company of another company or business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (v) any issuance of securities to vendors, suppliers, customers, lessors, licensors, licensees or other strategic business partners if the holders of at least a majority of the principal amount of the outstanding Series A Preferred Stock agree to waive preemptive rights with respect to such issuance under subparagraph (v).

Investor shall be entitled to apportion the preemptive right hereby granted it among itself and its subsidiaries and affiliates in such proportions as it deems appropriate.

Confidential Information and Inventions Assignment Agreement. The Company shall require each person or entity that the Company employs or retains, as an employee, independent contractor or consultant, to execute and deliver a Confidential Information and Inventions Assignment Agreement in substantially the form attached to the Purchase Agreement, as such form may be revised, updated, modified, superceded or replaced from time to time on advice of the Company’s counsel and as subsequently approved by the Board of Directors.

Public Disclosures. The Company shall not, nor shall it permit any of its affiliates to, disclose Investor’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of Investor, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give to Investor a copy of such proposed disclosure and shall permit Investor to review, comment upon and revise the form and substance of such disclosure. In all such press releases or other public announcements, Investor shall be described as the initial institutional investor in the Company.

Affirmative Covenants. So long as any Series A Preferred Stock remain outstanding, the Company shall:

apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business;

maintain proper books of record and account that fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

if the Company issues any security or enters into an agreement with any holder or prospective holder of any security issued or to be issued by the Company that would grant rights superior to those held by Investor, the Company shall grant rights to Investor pari passu with such rights.

Notification of Certain Matters. The Company shall promptly notify Investor of (i) any suits, assessments, or litigation instituted against the Company claiming damages or assessing liability in excess of $100,000, (ii) any tax or other governmental audits or investigations instituted against the Company, (iii) the actual or threatened termination of any relationship with a material customer, lessor, lessee, vendor, supplier, licensor, licensee, sales agent or other strategic business partner, (iv) any notice received by the Company or its subsidiaries from any court or governmental authority that the Company or its subsidiaries are or may be in violation of any statute, rule, regulation, mandate, decree, judgment, decision, order or ordinance and (v) the actual or threatened lapse, reduction or termination of any insurance policy.

Sale of the Company. If the Board of Directors and the holders of at least a majority of the outstanding shares of Series A Preferred Stock approve any sale of the Company to a third party, the Principal Stockholders hereby agree to participate in such sale on the terms approved by the Board and holders of Series A Preferred Stock, provided, however, that each of such Principal Stockholders receives an amount of consideration in such transaction per share of Common Stock held by such Principal Stockholder equal to the per share purchase price originally paid by him therefore.

GOVERNANCE OF THE COMPANY

Voting Rights. With respect to all matters submitted to a vote or consent of the Company’s stockholders, a holder of Series A Preferred Stock will have (i) the right to be notified of and to participate in, all stockholder meetings, and to receive copies of any consents or other written materials soliciting stockholder consents or approvals, all to the same extent as required to be delivered to holders of Common Stock, and (ii) the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of its Series A Preferred Stock at the time of such vote.

Board Representation.

Subject to the terms and conditions of this Section 4.2, the Board of Directors of the Company shall consist of five directors.

So long as Investor or its affiliates hold a majority of the outstanding shares of Series A Preferred Stock, Investor shall be entitled to nominate, elect, remove and replace three members of the Company’s Board of Directors (with all such directors nominated and elected by Investor being hereinafter referred to as the “Series A Directors”); provided, however, that if Investor or its affiliates fail to purchase either of (i) the Second Tranche Shares despite the occurrence of the Second Tranche Trigger Event and the fulfillment of the conditions of Article VIII of the Purchase Agreement, or (ii) the Third Tranche Shares despite the occurrence of the Third Tranche Trigger Event and the fulfillment of the conditions of Article VIII of the Purchase Agreement, within 30 days of any such obligation of Investor to purchase such Purchased Shares, the number of Series A Directors shall be reduced by one for each such Tranche that is not so purchased.

Investor and Kevin Shurtleff shall be entitled to nominate, elect, remove and replace one member of the Board of Directors, and shall elect such director as soon as practicable following the First Tranche Closing.

The holders of the outstanding Common Stock shall be entitled to nominate, elect, remove and replace the remaining member(s) of the Board of Directors. Common Stock issuable upon conversion of the Series A Preferred Stock is not deemed to be outstanding Common Stock for purposes of this paragraph unless and until actually issued.

All directors shall be elected to serve a one-year term and until their successors have been duly elected and qualified.

Any director may be removed, with or without cause, by the holder or holders of equity securities who nominated such director, as applicable. In the event a director position becomes vacant, the holder or holders of securities who nominated the director whose position has become vacant shall have the sole right to fill such vacancy.

Except as set forth in Section 4.6, at all meetings of the Board of Directors, the presence of at least two-thirds of the total number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall constitute the act of the Board of Directors.

Each Principal Stockholder and Investor hereby agree to vote their shares of Common Stock (or Series A Preferred Stock, as the case may be) to effect the terms and conditions of this Article IV and irrevocably instructs the Company to disregard any vote, consent, proxy, or voting instruction given to the Company by such stockholder or Investor that relates to the nomination or election of directors and is not in accordance with the provisions of this Agreement. Each Principal Stockholder and Investor shall hold the Company harmless from any liability as a result of the Company’s disregarding of any vote such stockholder or investor attempts to cast in contravention of this Agreement.

The Company shall provide customary director and officer liability insurance coverage for all directors in such amounts, and underwritten by such insurance company, as shall be approved by the Board of Directors and the Series A Directors.

Committees. As soon as practicable after the date of this Agreement, the Board of Directors of the Company shall form a Compensation Committee that shall be charged with the task of making recommendations to the Board of Directors regarding compensation of the Company’s officers and key personnel and having all other powers and responsibilities specified in the Company’s Bylaws. The Compensation Committee shall be a standing committee of the Board of Directors and shall meet at least twice annually. At least one Series A Director and Kevin Shurtleff shall be members of the Compensation Committee.

Actions Requiring Approval of the Series A Preferred Stock Holders. In addition to any other authorizations of the stockholders as may be required by law or any authorizations of the Board of Directors as may be required by law or this Article IV, so long as at least 100,000 shares of Series A Preferred Stock remain outstanding, the Company shall not have the power to take any action set forth below unless such action has been approved by the holders of at least a majority of the outstanding shares of Series A Preferrred Stock, voting together as a separate class:

any amendment of the Company’s Certificate of Incorporation or Bylaws;

any transaction in which the Company or any of its subsidiaries merges, consolidates or exchanges shares with any other entity;

any acquisition by the Company of the capital stock or substantially all of the assets of any other entity;

any sale, exchange, transfer or other disposition of all or a substantial portion of the assets of the Company or any of its subsidiaries;

the dissolution of the Company or the adoption of a plan of liquidation of the Company;

any action by which the Company commences, consents to or acquiesces in the filing of bankruptcy proceedings, the appointment of a receiver or similar official, or a general assignment for the benefit of creditors;

the issuance by the Company or any of its subsidiaries of any capital stock or any options, rights or other instruments providing for the issuance of capital stock or securities convertible into or exchangeable for capital stock, that have rights that are senior to or pari-passu with the Series A Preferred Stock in any respect;

any transaction or series of transactions, in which in excess of 10% of the Company’s total voting power on a Fully Diluted Basis is transferred to a third party;

the payment or declaration of dividends or other distributions in respect of any securities of the Company;

enlarging or modifying the purpose or scope of the Company’s business;

taking any action that causes the Company or any of its subsidiaries to (i) incur or become liable for any indebtedness to be owed to a stockholder or any affiliate thereof, (ii) incur or become liable for any indebtedness to be owed to any other person or entity in excess of an aggregate of $75,000, except for indebtedness expressly contemplated in an Annual Budget, or (iii) guarantee any indebtedness or other obligations of any persons or entities;

the formation or acquisition of a subsidiary, the entering into of a joint venture or partnership with any other person or entity, or the investment in the equity of any other entity;

the grant of any exclusion right or license in respect of any technology developed or owned by the Company;

the approval or amendment of any Annual Budget as described in Section 3.2; or

any other matter that requires the consent or approval of the holders of Series A Preferred Stock under any other express provision of this Agreement.

Other Actions. The Company, Investor and the Principal Stockholders shall cast all votes and shall take, or cause to be taken, all actions within their respective power and authority as may be appropriate to ensure that the organizational documents of the Company do not conflict with the terms and conditions of this Agreement and to elect, remove or replace directors in the manner contemplated by Section 4.2.

TERMINATION AND ASSIGNMENT OF COVENANTS

Termination. The covenants set forth in Articles III and IV shall terminate immediately prior to the earlier of the date on which (i) a Qualifying IPO is consummated, (ii) the Company commences filing reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (iii) another company or entity consummates an acquisition of the Company by consolidation, merger or other business combination in which the holders of the Company’s outstanding securities immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction; provided, however, that notwithstanding the foregoing, Sections 4.2(b), (c), (d), (g) and (h) and Section 4.5 shall survive any such termination pursuant to item (i) or (ii) above.

Assignment of Rights. The rights granted under Articles III or IV may be assigned by Investor to any other person or entity who (i) is another Holder, an affiliate of the Investor or any other party who acquires from the Investor Series A Preferred Stock or Registrable Securities constituting or entitling the assignee to receive at least 25% of the Registrable Securities held by Investor immediately prior to the assignment and (ii) is not a competitor, or an affiliate of a competitor, of the Company.

MISCELLANEOUS

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs, executors, administrators and assigns of the parties (including transferees and assignees under Sections 2.10 and 5.2).

Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without reference to its conflicts of laws provisions.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on Appendix A attached hereto, or at such other address as such party may designate by ten days’ advance written notice to the other parties. If any Holder or Principal Stockholder is not listed on Appendix A and has not previously furnished an address hereunder, then notices may be furnished to the address for such person reflected in the books and records of the Company.

Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Entire Agreement. This Agreement, the Purchase Agreement, that certain Right of First Refusal and Co-Sale Agreement dated as of the date hereof by and among the Company, Investor and the other parties named therein, and any other agreements referenced herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

Additional Actions and Documents. The parties shall execute and deliver further documents and instruments and shall take other further actions as may be required or appropriate to carry out the intent and purposes of this Agreement.

Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company and (ii) the holders of at least a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, each Principal Stockholder, each transferee or assignee under Section 2.10 or 5.2 and the Company.

Delays or Omissions. It is agreed that no delay or omission to exercise any rights, power, or remedy accruing to any party upon any breach, default or noncompliance of the Company under this Agreement shall impair any such rights, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, consent or approval of any kind or character of any breach, default or noncompliance under this Agreement or any waiver of any provisions or conditions of this Agreement must be in writing, must be made in accordance with Section 6.8 and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional Series A Preferred Stock on terms and conditions substantially similar to those issued to Investor, any purchaser of such Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Holder” and an “Investor” hereunder.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Investor’s Rights Agreement as of the date set forth in the first paragraph hereof.

THE COMPANY:

TRULITE, INC.

By:
Name: William J. Berger
Title: President and Chief Executive Officer

INVESTOR:

TRULITE ENERGY PARTNERS, L.P.

By:	Contango Capital Partnership Management LLC,
Its General Partner

By:
Name: William J. Berger
Title: President and Chief Executive Officer

PRINCIPAL STOCKHOLDERS:

By:

By: